As filed with the Securities and Exchange Commission on November 22, 2019

Registration No. 333-215245

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to the

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Old Line Bancshares, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	20-0154352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Wesbanco, Inc.

1 Bank Plaza

Wheeling, West Virginia 26003

(304) 234-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd F. Clossin

President and Chief Executive Officer

Wesbanco, Inc.

1 Bank Plaza

Wheeling, West Virginia 26003

(Name and address of agent for service)

(304) 234-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

James C. Gardill, Esq. Phillips, Gardill, Kaiser & Altmeyer, PLLC 61 Fourteenth Street Wheeling, West Virginia 26003 (304) 232-6810	Paul C. Cancilla, Esq. K&L Gates LLP K&L Gates Center 210 Sixth Avenue Pittsburgh, PA 15222-2613 (412) 355-6500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

On December 22, 2016, Old Line Bancshares, Inc. (the “Registrant”) filed a Registration Statement on Form S-3, as amended by Amendment No. 1 to Form S-3 filed on February 7, 2017 and Amendment No. 2 to Form S-3 filed on February 23, 2017 (Registration Statement No. 333-215245 (the “Registration Statement”)) registering $100,000,000 of its common stock, par value $0.01 per share, preferred stock, par value $0.01 per share, warrants to purchase common stock and preferred stock, units consisting of two or more other constituent securities, and debt securities (collectively, the “Securities”). This Post-Effective Amendment No. 1 to the Registration Statement is being filed in order to deregister all Securities that were registered under the Registration Statement, all of which remain unsold.

Pursuant to the Agreement and Plan of Merger, dated as of July 23, 2019, by and among Wesbanco, Inc., Wesbanco Bank, Inc., Old Line Bancshares, Inc., and Old Line Bank, Old Line Bancshares, Inc. merged with and into Wesbanco, Inc. with Old Line Bancshares, Inc. ceasing to exist and Wesbanco, Inc. continuing as the surviving corporation. The merger became effective at 5:00 p.m. on November 22, 2019.

As a result of the merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and deregisters the $100,000,000 of Securities of the Registrant registered for offer and sale pursuant to the Registration Statement but not sold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on November 22, 2019.

WESBANCO, INC.
as successor by merger to Old Line Bancshares, Inc

By:	/s/ Robert H. Young
Robert H. Young
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the above-referenced Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.